U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2007

EMERITUS CORPORATION
(Exact name of registrant as specified in charter)

Washington	1-14012	91-1605464
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3131 Elliott Avenue, Suite 500

Seattle, Washington 98121
(Address of principal executive offices) (Zip Code)

(206) 298-2909
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 7, 2007, we entered into an Agreement of Purchase and Sale ("Purchase Agreement") with HR Acquisition I Corporation, HR Acquisition of Pennsylvania, Inc., HR Acquisition of San Antonio, Ltd, and HRT Holdings, Inc. (each, a "Seller" and collectively, the "Sellers") to purchase 12 communities consisting of 786 units located in five states for a price of $99.0 million plus transaction costs (the "HRT Acquisition"). The Company has leased these communities from the Sellers (four communities since May 2002 and eight since May 2003) and operated them as assisted living and dementia care facilities. The Purchase Agreement contains customary conditions to closing. The Company has provided a deposit in the approximate amount of $1.3 million which is non-refundable.

Capmark Finance, Inc. has committed to provide fixed financing of up to $101.6 million for the HRT Acquisition, proceeds of which will be used to pay the purchase price, closing and financing costs, and to retire the $600,000 term loan, as described below.

We currently have approximately $11.4 million in loans outstanding from HR Acquisition I Corporation and Healthcare Realty Trust, Inc., an affiliate of the Sellers of these communities. Of the total, $600,000 is an unsecured term loan entered into in May 2003 that accrues interest at 10% per annum, is payable in monthly installments of interest-only, and is due in April 2013. This loan will be paid off at the closing of the HRT Acquisition.

The remaining note of $10.8 million will be acquired by our CEO and chairman of the board, on similar terms and conditions as the original loan. The $10.8 million loan accrues interest at 10% per annum, is payable in monthly installments of interest-only, and is due in full in June 2008. The Company provided a cash security deposit of $1.0 million at the closing of the loan transaction in June 2005. The loan is further secured by the existing leases on the 12 properties to be purchased by the Company pursuant to the Purchase Agreement. Since the leases will be terminated at the closing of this transaction, substitute collateral will be provided in the form of a mortgage on these properties. The mortgage will be subordinate to the Capmark financing. The $1.0 million cash security deposit will also continue to be collateral security for the note.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

March 13, 2007		EMERITUS CORPORATION

	By:	/s/ Raymond R. Brandstrom
Raymond R. Brandstrom
Vice President of Finance, Chief Financial Officer
and Secretary